CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated January 25, 2016, accompanying the financial statements of Investment Grade Income Trust, 10-20 Year Series 49 (included in Invesco Unit Trusts, Taxable Income Series 487) as of September 30, 2015, and for the period from October 23, 2014 (date of deposit) through September 30, 2015 and the financial highlights for the period from October 23, 2014 (date of deposit) through September 30, 2015, contained in this Post-Effective Amendment No. 1 to Form S-6 (File No. 333-195720) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
January 25, 2016